PLACEMENT AGENCY AGREEMENT

THIS AGENCY AGREEMENT (the “Agreement”), entered into this 3rd day of July 2007, sets forth the arrangement between Basic Investors Inc., (the “AGENT”) a New York corporation, with its principal place of business at 510 Broadhollow Rd., Suite 306, Melville, NY 11747 and Arkanova Energy Corporation with its principal place of business located at 21 Waterway Avenue, Suite 300, The Woodlands, Texas hereinafter referred to as (the “Company”), with respect to compensation to which the AGENT may become entitled under the terms and conditions set forth in this Agreement.

1.            Purpose.             The AGENT will undertake to contact and present information regarding the Company to persons or entities (each, along with its clients and investor or affiliate network, a “Funding Source”), where the Funding Source may provide, each in its own discretion, funding and/or financing to the Company or who may purchase securities (either Company securities or securities of other companies owned by Company) from the Company (the “Offering”).

2.             Non-Circumvention. Neither the Company nor any representative of the Company shall contact a Funding Source without the prior written approval of the AGENT for the duration of this Agreement and for an 18 month period following the termination of this Agreement. Furthermore, the Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, or to avoid payment of fees in any transaction with any Funding Source in the future.

3.             AGENT’s Compensation. The Company hereby offers to pay the AGENT in cash, an amount equal to 8% of any proceeds provided to the Company by any Funding Source referred by the AGENT, upon receipt of funds. For example: if $100,000 USD is referred to the Company by the AGENT, then the compensation will be $8,000 USD. In addition, the AGENT will be issued a total of 10% warrant coverage, each warrant of which will be exercisable at the closing price of the Company’s common stock on the closing date of the Offering for a period of two years from the date of issuance. For example: for every $80,000 USD that is raised by any referrals of the AGENT, the AGENT will receive 10,000 warrants to purchase Arkanova Energy Corporation’s common stock at $1.00 USD. The warrants will be granted piggy-back registration (subject to a twelve month hold period) and, in the event that the common stock underlying the warrants is not registered at the time of exercise, the warrants may be exercised on a cashless basis.

(a)           Form of Compensation. The AGENT’s compensation shall be paid to the AGENT, according to the AGENT’s preference, either in the form of a certified or cashier’s check, or wire transfer of immediately available funds.

(b)          Guarantee of Payment. It is understood and agreed that the individual signing this Agreement on behalf of the Company has the authority to direct Company’s compliance or non-compliance with this Agreement.

4.            Registered Broker – Dealer. Agent warrants and represents to the Company that it is registered as a broker – dealer pursuant to the Securities Exchange Act of 1934, as amended, and in accordance with the securities laws of all states or other jurisdictions within which it carries out, and intends to carry out, the services as described in Section 1.

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5.            Consummation Required. In no event will the Company have any liability for compensation to the AGENT pursuant to this Agreement, unless a funding and/or financing transaction with any Funding Source is actually consummated.

The Company shall have the right to select or reject any offer of funding and/or financing from a Funding Source, for any reason, or for no reason.

6.            Agreement Not Exclusive. Nothing in this Agreement shall be deemed to prevent Company from authorizing other parties to locate sources of funding and/or financing for it, and the Company may negotiate for and carry out fundings and/or financings independently of any Funding Sources contacted by the AGENT, either with or without the assistance of other intermediaries. Nothing in this Agreement shall be deemed to prevent the AGENT from seeking funding and/or financing on behalf of other parties.

7.            Independent Contractor Relationship. This Agreement is intended to create an independent contractor relationship between the AGENT and the Company, which is described in Section 3508 of the Internal Revenue Service Code, and shall be interpreted to effectuate such intent between the parties.

(a)

No Taxes Withheld from Compensation. The Company will not withhold any taxes from any compensation paid to the AGENT according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of the AGENT to make, in connection with compensation paid to the AGENT according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

(b)

The AGENT Controls Time and Effort. It is agreed that the Company is interested only in the ultimate results of the AGENT’s activities pursuant to this Agreement, and that the AGENT shall have exclusive control over the time and effort invested by AGENT pursuant to this Agreement, and the manner and means of the AGENT’s performance under this Agreement.

(c)

Independence from Company. The parties further agree that the AGENT shall have no control or supervision over the Company’s employees, officers, directors, representatives or affiliates. The AGENT will not represent that it is an employee of the Company. The AGENT shall at all times represent himself and be construed as independent of the Company. The AGENT shall not, under any circumstances, be deemed to be a servant or employee of the Company for any purpose, including for Federal tax purposes. The AGENT’s relationship to the Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between the AGENT and the Company. The AGENT shall have no authority to bind the Company or any of its employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer,

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director or representative. All discussions and negotiations with any Funding Source for funding and/or financing shall be conducted by the Company.

8.            Confidential Information. The AGENT acknowledges that, pursuant to this Agreement, it may be given access to or may become acquainted with certain non-public information, trade secrets or both, of the Company, including but not limited to, confidential information and trade secrets regarding computer programs, designs, skills, patents, pending patents, copyrights, procedures, methods, documentation, plans, drawings, schematics, facilities, customers, policies, marketing, pricing, customer lists and other information and know-how, and the Company business plan and related materials, all relating to or useful to the Company (collectively, the “Confidential Information") and the exclusive property of the Company.

9.            Nondisclosure of Confidential Information. Unless as expressly permitted to do so in writing by the Company, during the term of this Agreement and until the Confidential Information is publicly disclosed as contemplated in Section 10, the AGENT shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, any of the Confidential Information. The AGENT expressly agrees that the Confidential Information affects the successful and effective conduct of the Company’s business and its good will, and that any breach of the terms of this Section by the AGENT is a breach of this Agreement.

10.          Exceptions to Nondisclosure. Notwithstanding anything to the contrary contained in this Agreement, The AGENT shall not be prohibited from disclosing to third parties, or using without the prior written consent of the Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement known to the AGENT, as evidenced by written records in the possession of the AGENT, (c) is subsequently disclosed to the AGENT by a third party who is in lawful possession of such information and is not under an obligation of confidence, (d) is disclosed by the Company to third parties generally without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction, provided, however, reasonable notice prior to any disclosure as required by applicable law or court process shall be given to the Company which would allow the Company sufficient time to attempt to obtain injunctive relief in respect to such disclosure.

11.          Termination of this Agreement and Return of Property. Either the AGENT or the Company may terminate this Agreement upon ninety (90) days’ prior written notice to the other, and, subject to the terms and conditions of this Agreement.

All Confidential Information of the Company, along with all documents relating to the Company’s transactions, including the Company business plan and related materials, and any and all manifestations and copies thereof are the property of the Company (collectively, the "Property"). Upon the request of the Company and/or termination of this Agreement by either party, the AGENT shall, if requested, at the Company’s expense, deliver all Property to the Company within ten (10) business days.

12.          Notice. Any notice required under this Agreement shall be deemed duly delivered (and shall be deemed to have been duly received if so given), if personally delivered, sent by a reputable courier service, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties as follows:

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If to the AGENT: 510 Broadhollow RD, Suite 306 , Melville, NY 11747

If to the Company: 21 Waterway Avenue, Suite 300, The Woodlands, TX, 77381

or to such other address as any party may have furnished to the other in writing in accordance with this Section.

13.          New York Law and Jurisdiction. The laws of the State of New York apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of New York.

14.          Severability. If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

15.          Waiver. The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

16.	Assignability. This Agreement shall not be assignable by either party.

17.          Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

18.          Attorneys’ Fees. The Company agrees that in the event the AGENT’s fees are not paid promptly, the AGENT’s fees and costs shall be recoverable by the AGENT in connection with the negotiation, settlement, mediation, arbitration or action to enforce payment of fees pursuant to this Agreement, whether or not an actual cause of action is filed.

19.          Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

20.          Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming party.

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT.

Basic Investors Inc.	Arkanova Energy Corporation

By: _________________		By: _________________
Name:	Thomas Laundrie	Name: Pierre Mulacek
Title:	President	Title: Chief Executive Officer

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